Exhibit 99.1

Contact:

Nutra Pharma Corp.

Nina Goldstein

877-895-5647

IR@nutrapharma.com

Nutra Pharma Comments on SEC Complaint

Nutra Pharma is providing comments on the SEC Complaint filed against Nutra Pharma, its CEO and a Consultant to the company.

September 28, 2018 -- Coral Springs, Florida -- Nutra Pharma Corporation (OTC: NPHC), provided the following comment on the lawsuit filed by the U.S. Securities and Exchange Commission earlier today.

“Nutra Pharma Corporation learned today that the Securities and Exchange Commission has filed a lawsuit in the Eastern District of New York against Nutra Pharma, its CEO and Chairman Rik Deitsch and a consultant to the company, Sean McManus. The company believes that the SEC complaint contains serious factual inaccuracies. Nutra Pharma and Mr. Deitsch have always prided themselves on adhering to the highest standards of financial and business disclosure. The company believes that the charges are without merit and intend to defend themselves vigorously.”

The company also stated that they will continue to conduct their operations in accordance with their business, sales and marketing plans.

About Nutra Pharma Corp.

Nutra Pharma Corporation operates as a biotechnology company specializing in the acquisition, licensing, and commercialization of pharmaceutical products and technologies for the management of neurological disorders, cancer, autoimmune, and infectious diseases, including Multiple Sclerosis (MS), Human Immunodeficiency Virus (HIV), Adrenomyeloneuropathy (AMN) and Pain. Additionally, the Company markets drug products for sale for the treatment of pain under the brand Nyloxin® and Pet Pain-Away™. For additional information about Nutra Pharma, visit:

http://www.NutraPharma.com or

http://www.nyloxin.com

http://www.petpainaway.com

SEC Disclaimer

This press release contains forward-looking statements. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected in Nutra Pharma's ("the Company") business plan. The Company's filings may be accessed at the SEC's Edgar system at www.sec.gov.  Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement.

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